Exhibit 99.3

(b)  Pro Forma Financial Information.

The following pro forma balance sheet has been derived from the balance sheet of GSP-2, Inc. at September 30, 2010, and adjusts such information to give the effect of the acquisition of Shiny Gold Holdings Limited, a British Virgin Island corporation, as if it would have existed on September 30, 2010.  The following pro forma earnings per share (EPS) statement has been derived from the income statement of Jilin Hengchang Agriculture Development Co. Ltd and Affiliate and Shiny Gold and adjusts such information to give the effect that the acquisition by GSP-2. Inc. occurred on January 1, 2010. The pro forma balance sheet and EPS statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition would have existed on September 30, 2010 or December 31, 2009.

GSP-2, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
September 30, 2010

	GSP-2, Inc.	Jilin Hengchang Agriculture Development Co. Ltd and Affiliate	Shiny Gold Holdings Limited	Heng Chang Produce (HK) Investments, Ltd.	Spring Hengchang Business Consultants Co. Ltd.	Pro Forma
	September 30,	September 30,	September 30,	September 30,	September 30,	Adjustments	Pro Forma
	2010	2010	2010	2010	2010		Balances
ASSETS	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

CURRENT ASSETS:
Cash	$-	$11,989,342	$-	$-	$-	$-	11,989,342
Restricted cash	-	108	-	-	-	-	108
Accounts receivable	-	1,824,855	-	-	-	-	1,824,855
Inventories	-	2,171,303	-	-	-	-	2,171,303
Prepaid expenses and other assets	-	445,318	-	-	-	-	445,318

Total Current Assets	-	16,430,926	-	-	-	-	16,430,926

Property and equipment, net	-	8,534,032	-	-	-	-	8,534,032

Other Assets:
Loans receivable		5,971,843	-	-	-	-	5,971,843
Land use rights, net	-	2,710,024	-	-	-	-	2,710,024

Total Other Assets	-	8,681,867	-	-	-	-	8,681,867

Total Assets	$-	$33,646,825	$-	$-	$-	$-	$33,646,825

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Loan payable, current portion	$-	$1,492,961	$-	$-	$-	$-	$1,492,961
Accounts payable	8,349	371,419	-	-	-	-	379,768
Advances from customers	-	1,270,742	-	-	-	-	1,270,742
Other payable	-	110,573	-	-	-	-	110,573
Due to related parties	-	6,212,657	-	-	-		6,212,657
Taxes payable	-	512,535	-	-	-	-	512,535

Total Current Liabilities	8,349	9,970,887	-	-	-	-	9,979,236

LOAN PAYABLE, net of current portion		1,492,960	-	-	-	-	1,492,960

Total Liabilities	8,349	11,463,847	-	-	-	-	11,472,196

STOCKHOLDERS' EQUITY(DEFICIT):
Preferred stock, par value $0.001, 10,000,000 shares authorized;
none issued and outstanding at September 30, 2010	-	-	-	-	-
Common stock, par value $0.001, 100,000,000 shares authorized;
1,000,000 shares issued and outstanding at September 30, 2010	1,000	-	-	-	-	12,800	13,800
Paid-in capital	-	5,621,139	50,000	-	-	(22,149)	5,598,990
Retained earnings (deficit)	(9,349)	15,478,494	-	-	-	9,349	15,478,494
Statutory reserve	-	342,957	(50,000)	-	-		342,957
Accumulated other comprehensive gain - foreign currency translation adjustment	-	740,388	-	-	-	-	740,388

Total Stockholders' Equity (Deficit)	(8,349)	22,182,978	-	-	-	-	22,174,629

Total Liabilities and Stockholders' Equity (Deficit)	$-	$33,646,825	$-	$-	$-	$-	$33,646,825

See accompanying notes to unaudited pro forma combined financial statements.

PRO FORMA EARNINGS PER SHARE

	Year Ended	Nine months Ended
	December 31, 2009	September 30, 2010
Net income attributable to holders of common shares	$11,130,492	$1,912,106

Net income per common share
Basic and diluted	$0.87	$0.10

Weighted average number of common shares outstanding
Basic and diluted	12,800,000	12,800,000

Notes to Pro Forma Financial Statements

On February 11, 2011, we entered into a Share Exchange Agreement (the “Exchange Agreement”) by and among (i) the Company, (ii) Shiny Gold Holdings Limited, a British Virgin Islands company (“Shiny Gold”), and (iii) the shareholders of Shiny Gold (the “Shiny Gold Shareholders”) pursuant to which the Shiny Gold Shareholders transferred to us all of the membership interests in Shiny Gold in exchange for the issuance of 12,800,000 shares (the “Shares”) of our common stock to the Shiny Gold Shareholders (such transaction, the “Share Exchange”).  As a result of the Share Exchange, the Shiny Gold Shareholders own approximately 92.8% of our outstanding shares of common stock.  We are now a holding company, which, through Shiny Gold and its subsidiaries, sells high quality agricultural products as raw materials for commercial livestock feeding and other renewable energy uses.

On February 11, 2011, we completed the acquisition of Shiny Gold pursuant to the Exchange Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein Shiny Gold is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

As a result of the transactions described above, GSP-2, Inc. became the record and beneficial owner of 100% of the share capital of Shiny Gold and therefore owns 100% of the share capital of its subsidiaries and Variable Interest Entities indirectly.

As a result of the Exchange Agreement, GSP-2, Inc. will have 13,800,000 shares of common stock issued and outstanding.  Pursuant to the terms of the Exchange Agreement, The transaction was regarded as a reverse merger whereby Shiny Gold and its subsidiaries and variable interest entities were considered to be the accounting acquirer.

The preceding pro forma balance sheet represents the combined financial position of GSP-2, Inc., Shiny Gold and its wholly-owned subsidiaries and variable interest entities, Heng Chang Produce (HK) Investments Ltd., Spring Hengchang Business Consultants Co.  Ltd. and Jilin Hengchang Agriculture Development Co. Ltd and Affiliate  as of September 30, 2010, as if the closing of the Exchange Agreement occurred on September 30, 2010.

The pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the acquisition of Golden had been consummated as of the beginning of the period indicated, nor is necessarily indicative of the results of future operations.

Assumptions and Adjustments:

1)
At closing and pursuant to the Exchange Agreement, GSP-2, Inc. acquired all of the issued and outstanding capital stock of Shiny Gold in exchange for the issuance of 12,800,000 common shares of GSP-2, Inc.;

2)	At closing, the accumulated deficit of GSP-2, Inc. will be reclassified to additional paid-in-capital to reflect the recapitalization.